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                                                                     EXHIBIT 8.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]



                                November 17, 2000

JDS Uniphase Corporation
210 Baypointe Parkway
San Jose, CA  95134

Ladies and Gentlemen:

     We have acted as counsel to JDS Uniphase Corporation ("JDS Uniphase"), a Delaware corporation, in connection with the proposed merger (the "Merger") of K2 Acquisition, Inc. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of JDS Uniphase, with and into SDL, Inc., a Delaware corporation ("SDL"), pursuant to an Agreement and Plan of Merger dated as of July 9, 2000 (the "Merger Agreement") by and among JDS Uniphase, Merger Sub and SDL. The Merger is described in the Registration Statement of JDS Uniphase on Form S-4, as amended (the "Registration Statement") filed on November 17, 2000, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the proxy statement and prospectus of SDL and JDS Uniphase (the "Proxy Statement/Prospectus"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

     In that connection, you have requested our opinion regarding certain U.S. federal income tax consequences of the Merger. In providing our opinion, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and as contemplated by the Proxy Statement/Prospectus, (ii) the truth and accuracy, on the date of the Merger Agreement and on the date hereof, of the representations and warranties made by JDS Uniphase, Merger Sub and SDL in the Merger Agreement, (iii) the truth and accuracy of the officer's certificates (the "Officer's Certificates") provided to us by JDS Uniphase and SDL for use in preparing our opinion and (iv) that any representation in an Officer's Certificate made "to the knowledge" or similarly qualified is correct without such qualification.
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JDS Uniphase Corporation
November 17, 2000
Page 2

     The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof, or if all the representation, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     Based upon and subject to the foregoing, it is our opinion that:

     (i) the Merger will be treated as a "reorganization" within the meaning of
Section 368(a) of the Code, and JDS Uniphase, SDL and Merger Sub will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, and

     (ii) the discussion contained in the Registration Statement under the caption "THE MERGER-Material United States Federal Income Tax Considerations of the Merger," subject to the limitations and qualifications described therein, sets forth the material federal income tax considerations generally applicable to JDS Uniphase, Merger Sub, SDL and the stockholders of SDL as a result of the Merger.
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JDS Uniphase Corporation
November 17, 2000
Page 3

     This opinion is being furnished to JDS Uniphase in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

     We hereby consent to the use of our name under the caption "THE MERGER-Material United States Federal Income Tax Considerations of the Merger" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                   Very truly yours,



                                   /s/ MORRISON & FOERSTER LLP
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